EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-179409 on Form S-8 and No. 333-188113 on Form S-3 of our report dated March 10, 2014 relating to the consolidated financial statements of EPAM Systems, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of EPAM Systems, Inc. for the year ended December 31, 2013.
DELOITTE & TOUCHE LLP
Philadelphia, PA
March 10, 2014